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                                                                     EXHIBIT 5.1


                                                                October 16, 2000

Board of Directors of
WorldCom, Inc.
500 Clinton Center Drive
Clinton, MS 39056

Ladies and Gentlemen:

   I am General Counsel-Corporate Development of WorldCom, Inc., a Georgia corporation (the "Company"), and am familiar with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of Wildcat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Intermedia Communications Inc., a Delaware corporation ("Intermedia"), and to the registration under the Securities Act of (i) a maximum of 112,544,925 shares of the common stock, par value $0.01 per share (the "WorldCom Common Stock"), and associated preferred stock purchase rights of the Company, (ii) 53,724 shares of WorldCom 7% Series D Junior Convertible Preferred Stock, par value $0.01 per share ("WorldCom Series D Preferred Stock"), (iii) 64,047 shares of WorldCom 7% Series E Junior Convertible Preferred Stock, par value $0.01 per share ("WorldCom Series E Preferred Stock"), (iv) 79,600 shares of WorldCom 7% Series F Junior Convertible Preferred Stock, par value $0.01 per share ("WorldCom Series F Preferred Stock"), and (v) 200,000 shares of WorldCom 7% Series G Junior Convertible Participating Preferred Stock, par value $0.01 per share ("WorldCom Series G Preferred Stock") (the WorldCom Series D Preferred Stock, WorldCom Series E Preferred Stock, WorldCom Series F Preferred Stock and WorldCom Series G Preferred Stock are collectively referred to as the "WorldCom Preferred Stock") of the Company that are issuable, or to be reserved for issuance, in the Merger, including (x) 26,695,824 shares of WorldCom Common Stock and associated preferred stock purchase rights issuable in respect of Intermedia common stock issuable upon conversion of Intermedia preferred stock, (y) 15,283,426 shares of WorldCom Common Stock and associated preferred stock purchase rights issuable in respect of Intermedia common stock issuable upon exercise of Intermedia warrants or employee stock options or pursuant to Intermedia employee benefit plans and (z) 3,791,649 shares of WorldCom Common Stock issuable in lieu of cash during the two-year period commencing on the effective date of the Registration Statement as dividends on the WorldCom Series D Preferred Stock, the WorldCom Series E Preferred Stock, the WorldCom Series F Preferred Stock and the WorldCom Series G Preferred Stock.

   In connection herewith, I have examined and relied without investigation as to matters of fact upon the Registration Statement, including the proxy statement/prospectus contained therein, the Second Amended and Restated Articles of Incorporation, as amended, and the Restated Bylaws of the Company, certificates, statements and results of inquiries of public officials and officers and representatives of the Company, and such other documents, corporate records, opinions and instruments as I have deemed necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness of all signatures appearing on documents examined by me, the legal competence and capacity of each person that executed documents, the authenticity of documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. I have also assumed the due authorization, execution and delivery of all documents.

   Based upon the foregoing, in reliance thereon and subject to the exceptions, qualifications and limitations stated herein and the effectiveness of the Registration Statement under the Securities Act, I am of the following opinions:

     1. The Company is a corporation validly existing under the laws of the State of Georgia.
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     2. When the conditions to consummation of transactions contemplated by the Agreement and Plan of Merger, dated as of September 1, 2000, by and among the Company, Merger Sub and Intermedia (the "Merger Agreement") shall have been satisfied or waived and the shares of WorldCom Common Stock and WorldCom Preferred Stock to be issued in connection with the Merger shall have been issued in accordance with the terms of the Merger Agreement, then:

       (a) the shares of WorldCom Common Stock and WorldCom Preferred Stock issuable in the Merger will be validly issued, fully paid and non-assessable; and

       (b) the shares of WorldCom Common Stock issuable upon conversion of or as dividends upon WorldCom Preferred Stock have been duly and validly authorized and, when issued, will be validly issued, fully paid and non-assessable.

   I express no opinion as to any matters governed by any law other than the law of the State of Georgia as in effect on the date of this opinion.

   I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities referred to herein. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Very truly yours,
                                          /s/ P. Bruce Borghardt
                                          P. Bruce Borghardt
                                          General Counsel--Corporate
                                           Development